Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) confirms the terms of the separation of Howard Berman’s (“you” or “your”) employment with Coya Therapeutics, Inc. (the “Company”), including the consideration described below in Section 4 that you will receive if you (a) sign and return this Agreement to the Company within 7 days of receipt (the “Return Date”); and (b) comply with the other terms of this Agreement. By signing and delivering this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in Section 5. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement. If you choose not to sign and return this Agreement by the Return Date, you will not receive the consideration described in Section 4.

1. Last Day of Employment. The Company accepts your resignation as an officer and director of the Company as of April 1, 2026 (“Separation Date”). You acknowledge that you are not due any further compensation, payments, or severance under that certain Employment Agreement dated November 1, 2024 (the “Employment Agreement”) and that this Agreement shall amend, supersede and replace any obligations the Company might otherwise have to you under the Employment Agreement.

2. Final Pay. You will receive your final paycheck in accordance with applicable state law. Your final paycheck will include payment for all salary/wages that you earned through and including your Separation Date, less applicable withholdings and deductions. You will receive this payment even if you choose not to enter into this Agreement.

3. Employee Benefits. If you are a participant in the Company’s group health insurance plan, your active participation in group health insurance plan(s) will end on the last calendar day of the month in which the Separation Date occurs. You may have the right to continue the medical and/or dental, vision insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA. To continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee except as set forth below. You will receive information about COBRA under separate cover.

4. Consideration. If you choose to sign and return this Agreement within the required time period and abide by the other terms of this Agreement, the Company agrees to provide you with the following:

(a) if you timely elect COBRA, the Company will waive your COBRA premiums until the earlier of (i) March 31, 2027, or (ii) the date that you become covered under a group health plan of another employer. You agree to promptly notify the Company if you become covered by a group health plan of another employer;

(b) you will receive a payment equal to your prorated 2026 bonus at 100% target payable on the next regular paydate after the Separation Date;

(c) You acknowledge and agree that Exhibit A hereto sets forth a complete list of all outstanding stock options that have been granted to you by the Company (the “Options”). With respect to the Options, the Company agrees as follows:

(i) To the extent such Options have vested as of the Separation Date (the “Vested Options”), the period of time you have to exercise such Vested Options shall be extended from three (3) months after the Separation Date to the two-year anniversary of the Separation Date (but in no event later than the original expiration date(s) applicable to such Vested Options), subject to earlier termination in accordance with the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended and restated effective November 17, 2022, and as further amended on May 8, 2024 (the “Plan”), and your applicable grant agreements and notices (the “Extended Option Exercise Date”); and

(ii) To the extent the Options are not vested as of the Separation Date (the “Unvested Options”), for a period of twelve months following the Separation Date such Unvested Options shall continue to vest according to the vesting schedule applicable thereto under the related stock option grant agreement as if you had remained employed by the Company through such twelve month period.

A discussion of certain important federal income tax consequences related to the foregoing is set forth in Section 5 below. To the extent that the Vested Options and/or Unvested Options that are treated as vested pursuant to Section 4(c)(ii) above are not exercised on or before the Extended Option Exercise Date, such Options shall thereupon terminate and be canceled and/or forfeited. For the avoidance of doubt, the Options that continue to vest for a period of twelve months following the Separation Date may be exercised at any time up until the two-year anniversary of the Separation Date, subject to earlier termination in accordance with the Plan or the applicable grant agreements and notices.

You acknowledge that you are not otherwise entitled to these payments under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with these payments without your general release of claims and other promises in this Agreement. You also agree that these payments constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

5. Tax Matters.

(a) You acknowledge and agree that you are fully and solely responsible for any and all federal, state, or local taxes, penalties, interest, fees, or costs (collectively, the “Tax Liability”) due to any taxing authority with respect to the payments and benefits hereunder other than the employer portion of employment taxes. You hereby agree to indemnify the Released Parties with respect to any Tax Liability, other than any Tax Liability as a result of the Company’s failure to withhold any amount the Company is legally required to withhold. You agree that you are fully and solely responsible for consulting with your own legal, financial and/or tax advisors with respect to the payments and benefits hereunder and any tax or other financial consequences associated with the payments and benefits hereunder and that you have not relied in any respect upon any legal, financial, or tax advice from the Company with respect to the legal, financial, or tax consequences associated with the payment and benefits hereunder.

(b) To the extent that any of the Options were granted with the intention that they be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISO”), BECAUSE OF FEDERAL TAX REGULATIONS, THE EXTENSION OF THE EXERCISE PERIOD PURSUANT TO SECTION 4(c) ABOVE WILL CAUSE THE ENTIRETY OF SUCH OPTIONS TO CEASE TO BE ISOs. Instead, such Options will automatically become “Non-Qualified Stock Options” (“NSOs”). An ISO (that is held for a required holding period of two years after the date of grant and one year after the date of exercise) is normally not taxed upon exercise. Instead, taxation is generally deferred until sale or other disposition of the shares purchased upon exercise of the option. If the holding period requirements are met, any “gain” upon sale of that stock would be taxed at favorable “long-term capital gain” rates. NSOs, on the other hand, are taxed at “ordinary income” rates at the time of exercise (on the excess, if any, of the fair market value of the shares acquired on the date of exercise over the aggregate exercise price), and taxed again on sale of the purchased shares (on the excess, if any, of the sale price over the sum of the aggregate exercise price plus amounts taxed at the time of exercise). The tax at the time of sale of the purchased shares will be at either short-term or long-term capital gain rates, depending on how long the purchased shares are held before selling. You should consult your own tax adviser regarding these tax consequences, as well as before exercising your Options or disposing of any shares received upon exercise of your Options.

6. General Release of Claims In exchange for the consideration described in Section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign and return this Agreement. This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•

for breach of contract, whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•

for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, Texas Commission on Human Rights/Texas Employment Discrimination Law, Texas Disability Discrimination Law, and Texas Wage Payment Law, in each case, as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

•	to any ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options or incentive units except as otherwise provided herein;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

•

relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

7. You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign and return this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims.

8. This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; your right to indemnification pursuant to any applicable Company insurance policy or corporate formation documents; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in Section 14 below.

9. No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement. For the avoidance of doubt, nothing in this Agreement or any other agreement you may have signed for the benefit of the Company is intended to impair your preserved rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or proceeding.

10. Covenant not to Sue. Except as provided in Section 14 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

11. Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company, its officers, directors, employees, or its business, products and services. The Company agrees to instruct its officers and directors not to disparage you.

12. Affirmation of Continuing Obligations. You acknowledge you continue to be bound by any confidential information invention assignment agreements or other restrictive covenants agreements you signed (the “CIIAA”) and shall comply with the CIIAA in all respects.

13. Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company confidential information in materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

14. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; provided, however, if you bring a claim before the EEOC or similar state or local agency, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar state or local government agency relating to any claim that has been released in this Agreement; or

(b) your protected rights to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or

(c) your protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled; or

(d) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims; or

(e) your rights, if any, under the National Labor Relations Act.

15. No Other Pay or Benefits. You acknowledge and agree that upon payment of the amounts described herein, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for the Company’s obligation to provide the consideration specifically provided in Section 4, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise.

16. Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in Section 14.

17. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

18. Miscellaneous

(a) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under the CIIAA and Unit Grant and Contribution Agreement remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision. You acknowledge and agree that Lowenstein Sandler LLP represented the Company in the drafting of this Agreement, does not represent you personally, and that you had the opportunity for your own personal legal counsel to review and advise you regarding this Agreement.

(g) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(h) All post-employment obligations under the Employment Agreement, Proprietary Information Agreement and Mutual Arbitration Agreement remain in full force and effect.

19. Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;

•	have carefully read this Agreement and understand all of its terms;

•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

•

have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys’ fees and costs;

•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

•

you were given a reasonable amount of time to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

[Signature Page Follows]

If you wish to accept this Agreement, please sign, date and return it to the Company within 7 days of receipt. This Agreement may be executed in counterparts (including via facsimile and electronic image scan (pdf) or Docusign), and each such counterpart shall be an original and all shall together constitute but one and the same Agreement.

Agreed to and accepted on this 29th day of March 2026

EMPLOYEE:

/s/ Howard Berman
Howard Berman

Agreed to and accepted on this 29th day of March 2026

BY: COYA THERAPEUTICS, INC.

By:	/s/ Arun Swaminathan Name: Arun Swaminathan Title: Chief Executive Officer

EXHIBIT A

Outstanding Stock Options